Exhibit 99.1

NASDAQ: FIZZ For Immediate Release Contact: Office of the Chairman, Grace Keene

“WE JUST LOVE OUR LACROIX”

CONSUMERS CHANT

FORT LAUDERDALE, FL, March 7, 2019 . . . National Beverage Corp. (NASDAQ: FIZZ) today announced results for its third quarter, nine months and trailing twelve months ended January 26, 2019.

In thousands, except EPS:

	Net Sales	Net Income	EPS

Periods Ended January 26, 2019
Three Months*	$220,891	$24,809	$.53
Nine Months	774,190	114,717	$2.46
Trailing Twelve Months	1,018,496	151,159	$3.24

Periods Ended January 27, 2018
Three Months**	$227,477	$41,080	$.88
Nine Months	731,428	113,332	$2.43
Trailing Twelve Months	943,494	142,493	$3.06

* The effective tax rate was 23%
** The effective tax rate was 10.9%

“We are truly sorry for these results stated above. Negligence nor mismanagement nor woeful acts of God were not the reasons – much of this was the result of injustice! Managing a brand is not so different from caring for someone who becomes handicapped. Brands do not see or hear, so they are at the mercy of their owners or care providers who must preserve the dignity and special character that the brand exemplifies. It is important that LaCroix’s true character is not devalued intentionally − in any way. National Beverage Corp. is and will remain the preeminent innovator that adds zest and authenticity to the ‘sparkling water’ phenomenon in North America,” stated Nick A. Caporella, Chairman and Chief Executive Officer.

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National Beverage Corp.

“Additionally, gross margins were impacted by volume declines. Comparisons were further skewed by the adoption of the new tax act in the third quarter of the prior year, which included credits and rate reduction adjustments aggregating $11.3 million. Nothing herein mentioned has detracted from the ultimate value and future of our dynamic company.

There is no greater passion than the kind that creates the wonderful refreshment and contentment described as unique! No doubt, the sound and personality of the word LaCroix, coupled with the awesome experience of its essence and taste . . . is unique. One can be induced to purchase by cheapening price or giving away a product, but falling in love with a feeling of joy is the result of contentment. Just ask any LaCroix consumer . . . Would you trade away that LaLa feeling? ‘No way, they shout – We just love our LaCroix!’ I am positive they respond this way each and every time,” Caporella concluded.

Innovation should be new – but ours has the ‘essence’ to refresh and captivate with FIZZ + Fun

“Patriotism” – If Only We Could Bottle It!

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 National Beverage Corp.

National Beverage Corp.
Consolidated Results for the Periods Ended
January 26, 2019 and January 27, 2018

	(in thousands, except per share amounts)
	Three Months Ended		Twelve Months Ended
	Jan. 26, 2019	Jan. 27, 2018	Jan. 26, 2019	Jan. 27, 2018

Net Sales	$220,891	$227,477	$1,018,496	$943,494

Net Income	$24,809	$41,080	$151,159	$142,493

Earnings Per Common Share
Basic	$.53	$.88	$3.24	$3.06
Diluted	$.53	$.88	$3.22	$3.04

Avg. Common Shares Outstanding
Basic	46,638	46,603	46,624	46,589
Diluted	46,934	46,923	46,925	46,888

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks, uncertainties and other factors described in the Company's Securities and Exchange Commission filings which may cause actual results or achievements to differ from the results or achievements expressed or implied by such statements. The Company disclaims an obligation to update or announce revisions to any forward-looking statements.